QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

Inverness Medical Innovations, Inc. Agrees to Acquire Rapid Diagnostic Test Business From Apogent Technologies Inc.

Contact:	Doug Guarino	Director of Corporate Relations	781-647-3900
	Duane James	Vice President of Finance

  Purchase Allows Inverness to Strengthen its Position in the Point-of-Care Diagnostics Market

        WALTHAM, MA, July 31, 2003—Inverness Medical Innovations, Inc. (Amex: IMA), a leading provider of consumer healthcare and professional diagnostics products, and developer of advanced medical devices, announced today that it will acquire Applied Biotech, Inc. from Apogent Technologies, Inc. [NYSE: AOT]. Applied Biotech, located in San Diego, California, is a developer, manufacturer and distributor of rapid diagnostic products in the areas of women's health, infectious disease and drugs of abuse testing.

        Under the terms of the agreement, Inverness will acquire all of the stock of Applied Biotech in exchange for 692,506 shares of its common stock and additional consideration of either a payment of $13,400,000 in cash at the closing of the acquisition, or a payment of $5,000,000 in cash at the closing of the acquisition and a one-year $8,400,000 subordinated promissory note. The Inverness shares will be issued in a private placement at the closing of the acquisition and Inverness has agreed to register the shares for resale following the closing.

        The transaction is subject to Inverness obtaining the consent of its lenders and other and customary closing conditions. The acquisition is expected to close in August.

        Ron Zwanziger, CEO of Inverness Medical Innovations, stated "The addition of Applied Biotech is a continuation of our efforts towards establishing a preeminent position in the field of point-of-care diagnostics. We expect to benefit from product and distribution synergies with our Wampole business and, post-integration, the acquisition is likely to be accretive to earnings."

        Inverness was advised in the current transaction by Covington Associates, LLC of Boston, Massachusetts.

        For more information about Inverness Medical Innovations, please visit our website at www.invernessmedical.com.

        Inverness Medical Innovations is a leading provider of women's health and other consumer and point-of-care health products and developer of advanced technologies for both the consumer and professional diagnostic marketplaces. Inverness is presently exploring new opportunities for its proprietary electrochemical and other technologies in a variety of consumer oriented applications including immuno-diagnostics with a focus on women's health and cardiology. Inverness is headquartered in Waltham, Massachusetts.

* * * * *

        This press release contains forward-looking statements within the meaning of the federal securities laws, including statements about the anticipated timing and the accretive nature of the acquisition to Inverness. Actual results may differ materially due to numerous factors, including without limitation the ability to satisfy the conditions to the consummation of the acquisition, conditions in the capital markets in general and the healthcare capital markets specifically which may affect potential financing sources for the acquisition, the effect of any operational and financial covenants or conversion or similar features contained within the terms of any additional borrowings necessary to consummate the acquisition, the operational integration associated with the acquisition and any past or future acquisition transactions and other risks generally associated with such transactions, the effect of domestic and foreign healthcare regulatory efforts, technological advancements and patents attained by competitors, demand for and the potential market acceptance of Applied Biotech's and Inverness' current or future products, the intensely competitive environment in Inverness' and Applied Biotech's markets which could reduce market share or limit the ability to increase market share, the efficacy and safety of products, the content and timing of submissions to and decisions by regulatory authorities both in the United States and abroad, the ability to manufacture sufficient quantities of product for development and commercialization activities, the ability to successfully develop and commercialize products, and the risks and uncertainties described in Inverness Medical Innovations' periodic reports filed with the Securities and Exchange Commission under the federal securities laws including its Annual Report on Form 10-K for the year-ended December 31, 2002, and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2003. Inverness undertakes no obligation to update any forward-looking statements contained herein.

QuickLinks

Exhibit 99.1